EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contacts:
Mark Perry	Martin Flynn
Chief Financial Officer	InFocus Corporation
InFocus Corporation	(503) 685-8112
(503) 685-8960

InFocus® Announces Second Quarter 2007
Financial Results

WILSONVILLE, Ore., July 31, 2007 – InFocus® Corporation (NASDAQ: INFS) today announced its second quarter 2007 financial results.  For the second quarter, InFocus reported revenues of $73.6 million and a net loss of $7.8 million, or $0.20 per share, compared to a net loss of $13.0 million, or $0.33 per share, for the first quarter of 2007 and a net loss of $12.8 million, or $0.32 per share for the second quarter of 2006.

Included in the second quarter 2007 results is a restructuring charge of $2.1 million, which accounted for $0.05 per share, compared to a restructuring charge of $0.9 million, or $.02 per share in the second quarter of 2006.  Restructuring charges for both the second quarter of 2006 and 2007 consist primarily of employee severance costs. Also included in the second quarter 2006 results was a non-cash expense of $3.4 million related to South Mountain Technologies, the Company’s Chinese joint venture, as well as a $0.3 million non-cash charge related to the expensing of stock options.

Overall Q2 operating performance improved over first quarter 2007 results. Revenues decreased from the first quarter, however product mix and continued focus on cost containment resulted in improvements in gross profits and operating expenses, narrowing the operating loss for the quarter.  Total cash, restricted cash, and marketable securities as of June 30, 2007 was $67.3 million with no outstanding borrowings, a decrease of $10.8 million from the end of the first quarter of 2007.

Quarterly Revenue, Unit, ASP and Gross Profit Comparisons

Second quarter revenues of $73.6 million were down 5 percent compared with first quarter revenues and down 25 percent from revenues in the second quarter of 2006.  Projector unit shipments totaled approximately 72,000 units in the second quarter, down approximately 21 percent from the prior quarter and down approximately 14 percent compared to the second quarter of 2006.  The quarter-on-quarter decrease in units was attributable to lower volumes of end of life (EOL) product sales in the second quarter as the Company successfully transitioned customers to better featured entry-level and mainstream meeting room and mobile products. As a result, gross profits improved from 10.9 percent in the first quarter of 2007 to 16.3 percent in the second quarter of 2007.  Overall, average selling prices increased by 20 percent quarter-to-quarter due to the positive mix shift away from EOL and entry-level products sold in the first quarter, to a higher percentage of current generation meeting room and mobile products sold during the second quarter.

Regionally, Americas’ revenues increased 4 percent while units shipped decreased 19 percent from the first quarter of 2007, reflecting the positive mix shift described above.  Revenues and units in Europe were down 25 percent and 26 percent, respectively.  Asian revenues decreased 9 percent compared to the first quarter of 2007 while units decreased 21 percent from the first quarter, also reflecting a similar mix variance that was experienced in the Americas.

Operating Expenses Comparison Excluding Charges

Operating expenses, exclusive of charges, were $18.1 million in the second quarter, a reduction of $1.1 million from the first quarter.  The reduction can be attributed primarily to increased focus on reducing the Company’s cost structure, coupled with reduced expenses associated with the evaluation of strategic alternatives.  In the second quarter, expenses associated with this ongoing evaluation decreased by approximately $0.6 million.

Other income for the second quarter was $0.4 million compared to other income of $0.3 million in the prior quarter and other expense of $2.8 million in the second quarter of 2006.  The expense in the second quarter of 2006 consisted of $3.4 million related to South Mountain Technologies, the Company’s Chinese joint venture, offset by other income of $0.6 million.

Balance Sheet

Total cash, restricted cash, and marketable securities as of June 30, 2007 were $67.3 million, a decrease of $10.8 million from the end of March.  Day’s sales outstanding in Accounts Receivable for the second quarter were 57 days, an increase of 2 days from the prior quarter.  Inventory levels decreased $2.7 million during the quarter to $33.3 million, reflecting the Company’s continued emphasis on improved supply chain management.

Strategic Alternatives

As publicly announced in October 2006, the Company has been involved in an active process considering a variety of strategic options with the intention to increase shareholder value.  This process remains ongoing and, as previously stated, the Company does not intend to disclose any specific details regarding the evaluation unless and until the Company has entered into a definitive agreement for a transaction that has been approved by the Board of Directors or the Board has determined to terminate the evaluation process.

Outlook for Second Half 2007

The Company remains focused on growing revenues, improving gross profits, managing the cost structure lower and preserving cash.  During the second half of 2007, the following factors are expected to influence revenues and gross profits:

•                  Modest industry unit growth;

•                  Continued aggressive price competition; and

•                  Greater contribution to revenues and gross profits from new products.

The Company remains focused on improving its operating performance and believes investing in sales and marketing initiatives with the expectation of growing revenues and margins is a critical element of the plan.  Managing the Company’s cost structure to further reduce the break-even point, in parallel with the evaluation of strategic alternatives for the Company, is important to increasing shareholder value.

In closing, Michael Hallman, Lead Independent Director stated, “We are pleased with the Company’s progress in the second quarter.  While we recognize the challenge in front of us, we are pleased with the improvements to gross profits and continued focus on cost containment.  While we continue to evaluate strategic alternatives for the Company’s long-term future, we believe that Management is appropriately focused on the near-term opportunities for continued improvement, with the continued intention of increasing shareholder value.”

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, attached is a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (706) 634-4707 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through August 10, 2007 by dialing (800) 642-1687 (U.S.) or (706) 645-9291 (outside U.S.) and Pin 10630780.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross profits, expenses, earnings, availability of components and projectors manufactured for the Company, inventory, backlog, and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross profits, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with working with contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights; and 4) in regard to the Company’s further restructuring actions, uncertainties associated with the timing and impact of further cost reductions and ability to grow revenues and gross profits. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2006 Form 10-K and first quarter 2007 Form 10-Q, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and worldwide leader in the projection market today. Over twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. As the inventor and leader in the category, we focus on making the presentation of ideas, information and entertainment a vivid, unforgettable experience. We believe our innovation and products set the standard for what a big picture experience should be like.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

InFocus, IN, Proxima, LiteShow, LP, ASK, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenues	$73,633	$97,642	$151,288	$209,661
Cost of revenues	61,649	82,961	130,824	178,237
Gross margin	$11,984	$14,681	$20,464	$31,424

Operating expenses:
Marketing and sales	$9,442	$12,871	$19,086	$27,436
Research and development	3,905	4,492	7,966	9,324
General and administrative	4,770	6,210	10,308	11,703
Restructuring costs	2,050	850	4,450	1,925
	$20,167	$24,423	$41,810	$50,388

Loss from operations	$(8,183)	$(9,742)	$(21,346)	$(18,964)

Other income (expense), net	359	(2,771)	658	(9,774)
Loss before income taxes	(7,824)	(12,513)	(20,688)	(28,738)
Provision (benefit) for income taxes	(36)	318	147	450
Net Loss	$(7,788)	$(12,831)	$(20,835)	$(29,188)

Basic and fully diluted net loss per share	$(0.20)	$(0.32)	$(0.52)	$(0.74)

Basic and fully diluted shares outstanding	39,700	39,636	39,697	39,627

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2007	2006

Assets
Current Assets:
Cash and cash equivalents	$44,399	$53,716
Marketable securities	67	104
Restricted cash, cash equivalents, and marketable securities	22,802	22,413
Accounts receivable, net of allowances	46,366	50,060
Inventories	33,270	40,107
Other current assets	7,513	10,706
Total Current Assets	154,417	177,106

Property and equipment, net	3,698	3,961
Other assets, net	1,495	1,189
Total Assets	$159,610	$182,256

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$52,800	$52,046
Other current liabilities	20,924	26,800
Total Current Liabilities	73,724	78,846

Other Long-Term Liabilities	4,011	3,147

Shareholders’ Equity:
Common stock and additional paid-in capital	168,065	167,465
Other comprehensive income:
Foreign currency translation	32,546	30,662
Unrealized loss on equity securities	(57)	(20)
Accumulated deficit	(118,679)	(97,844)

Total Shareholders’ Equity	81,875	100,263

Total Liabilities and Shareholders’ Equity	$159,610	$182,256

InFocus Corporation

Reconciliation of GAAP Earnings

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter 2007			First Quarter 2007
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(7,788)	$(0.20)	$20,167	$(13,047)	$(0.33)	$21,643

Adjustments:

Restructuring charges	$2,050	$0.06	$(2,050)	$2,400	$0.06	$(2,400)

Proforma excluding adjustments	$(5,738)	$(0.14)	$18,117	$(10,647)	$(0.27)	$19,243

	Second Quarter 2007			Second Quarter 2006
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(7,788)	$(0.20)	$20,167	$(12,831)	$(0.32)	$24,423

Adjustments:

Restructuring charges	$2,050	$0.06	$(2,050)	$850	$0.02	$(850)

Proforma excluding adjustments	$(5,738)	$(0.14)	$18,117	$(11,981)	$(0.30)	$23,573

	Year-to-Date 2007			Year-to-Date 2006
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(20,835)	$(0.52)	$41,810	$(29,188)	$(0.74)	$50,388

Adjustments:

Restructuring charges	$4,450	$0.11	$(4,450)	$1,925	$0.05	$(1,925)

Proforma excluding adjustments	$(16,385)	$(0.41)	$37,360	$(27,263)	$(0.69)	$48,463